Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Brooklyn ImmunoTherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	common stock, par value $0.005 per share	Rule 457(c)	13,714,284(3)	$1.16	$15,909,195.84	$92.70 per $1,000,000	$1,474.78
Fees Previously Paid
	Total Offering Amounts					$15,909,195.84		$1,474.78
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,474.78

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.005 per share (“common stock”), of Brooklyn ImmunoTherapeutics, Inc., that may be offered or become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of a share of common stock as reported on the Nasdaq Global Market on April 26, 2022.

(3)	Representing 13,714,284 shares of common stock, including 8,214,284 shares of common stock issuable upon exercise of certain issued and outstanding warrants.